Exhibit 99.2

Centerbridge Partners Completes Acquisition of Civitas Solutions, Inc.

Boston, MA, March 8, 2019 – Civitas Solutions, Inc. (“Civitas” or the “Company”) (NYSE:CIVI) today announced that it has been acquired for $17.75 per share in cash by Celtic Intermediate Corp., an affiliate of Centerbridge Partners, L.P. and The Vistria Group, LP. The acquisition was first announced on December 18, 2018 and became effective today.

“The closing of this transaction, which followed a thorough review of alternatives by our Board of Directors, represents a new and exciting chapter for our Company, our talented and dedicated employees, and the people we serve,” said Bruce Nardella, Chief Executive Officer of Civitas. “It strengthens our ability to execute our long-term growth strategy and fulfill our mission through the expansion of high-quality, cost-effective services. Centerbridge and Vistria bring significant resources and especially deep experience in health and human services to our partnership, and I am confident that will help us reach new heights as a premier service provider.”

Jeremy Gelber, Senior Managing Director at Centerbridge, said, “We are excited to have completed the acquisition of Civitas. The Company is a leader in serving people with complex needs across a range of home- and community-based settings. We look forward to partnering with the strong Civitas team to invest in and further reinforce the company’s best-in-class history of quality care delivery with a focus on compassion and putting the person first in support of a powerful mission that is so important to the individuals and families served.”

“We look forward to working with Civitas’ management and Centerbridge in supporting the Company’s continued growth, while remaining focused on delivering exceptional care and making a positive impact on the lives of individuals that Civitas serves,” said David Schuppan, Partner at Vistria.

As a result of the completion of the merger, trading in Civitas’s common stock on the New York Stock Exchange has been suspended.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since its founding in 1980, it has evolved from a single residential program to a diversified national network offering an array of quality services in 36 states.

About Centerbridge Partners

Centerbridge Partners, L.P. is a private investment management firm employing a flexible approach across investment disciplines – from private equity to credit and related strategies, and real estate – in an effort to find the most attractive opportunities for our investors and business partners. The firm was founded in 2005 and as of September 2018 had approximately $27 billion in capital under management with offices in New York and London. Centerbridge is dedicated to partnering with world-class management teams across targeted industry sectors and geographies to help companies achieve their operating and financial objectives. For more information, please visit www.centerbridge.com.

About The Vistria Group

The Vistria Group, LP (“Vistria”) is a Chicago-based private investment firm focused on investing in middle market companies in the healthcare, education, and financial services sectors. Vistria’s team is comprised of highly experienced operating partners and private equity executives with proven track records of working with management teams in building innovative, market-leading companies. For more information, please visit www.vistria.com.

For Civitas Solutions, Inc.:

Dwight Robson

Chief Public Strategy and Marketing Officer

617-790-4800

dwight.robson@civitas-solutions.com

For Centerbridge:

Jeremy Fielding / Anntal Silver

Kekst CNC

212-521-4800